EXHIBIT 99(d)(6)

TERMINATION OF OPTIONS

          This agreement is made as of July 3, 2000, between Health Power, Inc., a Delaware corporation (the "Company"), and the undersigned holder of options to purchase shares of Common Stock of the Company (the "Holder").

Background Information

          The Holder has been granted options ("Options") to purchase shares of Common Stock of the Company under one or more of the Company's stock option plans.

          The Company, Security Capital Corporation ("Security Capital"), and Security Capital's subsidiary have entered into an Agreement and Plan of Merger dated as of June 8, 2000 (the "Merger Agreement"), pursuant to which Security Capital's subsidiary will merge with and into the Company (the "Merger"). The execution and delivery of this agreement by the Holder is a condition to the obligations of Security Capital and its subsidiary to complete the Merger.

          At the time the Merger becomes effective (the "Effective Time"), the Company's stockholders will receive a cash price per share for each of their shares of Common Stock of the Company. The cash price per share of Common Stock to be received by the Company's stockholders is hereinafter referred to as the "Merger Consideration."

Statement of Agreement

          The Holder hereby agrees that all of the Options shall automatically terminate at, and subject to the occurrence of, the Effective Time, without any further action on the part of either the Holder or the Company. In consideration of the Holder's agreement to terminate the Options, as soon as practicable after the Effective Time, the Company shall pay to the Holder an amount in cash (less applicable withholding taxes) equal to the aggregate of the following: (a) for each Option with an exercise price per share greater than the Merger Consideration, $1.00 for that Option; and (b) for each Option with an exercise price per share less than the Merger Consideration, the excess of the Merger Consideration over the exercise price per share for that Option. The Holder acknowledges that the foregoing payment shall be made in full satisfaction of the Holder's rights under the applicable stock option plans of the Company and any option awards granted thereunder.

HOLDER: [See attached Exhibit A] Signature Print Name Social Security Number	COMPANY: HEALTH POWER, INC. By /s/ Bernard F. Master, D.O. Bernard F. Master, D.O., Chairman

Exhibit A to Termination of Options

Robert J. Bossart
Dr. Elliott P. Feldman
Robert S. Garek
Randy E. Jones
Crystal A. Kuykendall, J.D., Ph.D.
Richard T. Kurth
Dr. Bernard F. Master
Paul A. Miller
Frank R. Nutis
Dr. Burt E. Schear
Daniel R. Sullivan
Jonathan R. Wagner